UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2011

NUCOR CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-4119	13-1860817
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1915 Rexford Road, Charlotte, North Carolina		28211
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (704) 366-7000

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Nucor Corporation (“Nucor”) entered into an executive employment agreement with Keith B. Grass in 2008 when Nucor acquired The David J. Joseph Company (“DJJ”) pursuant to which he became an Executive Vice President of Nucor as well as President and CEO of DJJ, which became an indirect, wholly owned subsidiary of Nucor. The term of that agreement was from February 28, 2008 through December 31, 2011.

On December 30, 2011, Nucor entered into a new executive employment agreement with Keith B. Grass effective as of January 1, 2012 pursuant to which Mr. Grass will continue his employment with Nucor as Executive Vice President and with DJJ as its President and Chief Executive Officer. The new agreement does not create employment for a definite term, and his employment with Nucor is at will and terminable by Nucor or Mr. Grass at any time, with or without cause and with or without notice, unless otherwise expressly set forth in a separate written agreement executed by Mr. Grass and Nucor after January 1, 2012.

Mr. Grass will be entitled to receive a base salary of four hundred twenty-two thousand dollars per year, subject to adjustment up or down by the Board of Directors of Nucor (the “Board”) at its sole discretion and without notice to Mr. Grass. He will be a participant in, and eligible to receive awards of incentive compensation under and in accordance with the applicable terms and conditions of, Nucor’s senior officer annual and long term incentive compensation plans, as modified from time to time by, and in the sole discretion of the Board. He will also be a participant in, and eligible to receive awards of equity-based compensation under and in accordance with the applicable terms and conditions of, Nucor’s senior officer equity incentive compensation plans, as modified from time to time by, and in the sole discretion of, the Board. He will be eligible as well for those employee benefits that are generally made available by Nucor to its executive officers, including without limitation, participation in the Nucor Corporation Severance Plan for Senior Officers and General Managers (the “Severance Plan”), and he shall receive credit under the Severance Plan for his years of service with DJJ prior to the date DJJ became a subsidiary of Nucor.

The new executive employment agreement with Mr. Grass includes the same non-compete and non-solicitation agreements that apply to all other executive officers of Nucor named in the disclosure tables (“Executive Officers”) included in the Compensation and Discussion Analysis section of Nucor’s most recent proxy statement dated March 23, 2011 for Nucor’s Annual Meeting of Stockholders held May 12, 2011.

As with Nucor’s other Executive Officers, Mr. Grass has agreed not to compete with Nucor during the 24-month period following his termination of employment with Nucor for any reason in exchange for monthly cash payments from the Company during the non-competition period. The agreement also restricts him from disclosing confidential information and prohibits him from encouraging Nucor customers to purchase steel, steel products or steel or steel product raw material inputs (such as scrap or scrap substitutes) from any Nucor competitor or encouraging any Nucor employee to terminate his or her employment with Nucor. The agreement further provides that any inventions, designs or other ideas conceived by Mr. Grass during his employment with Nucor will be assigned to Nucor.

The amount of each monthly cash payment to Mr. Grass during the 24-month non-competition period described above will be equal to the product of 3.36 times his highest annual base salary during the twelve months immediately preceding the termination of his employment, divided by twelve. If he dies while employed by Nucor, no monthly installment payments will be due to his estate. If he is receiving monthly installment payments and dies within twelve months of his date of termination of employment,

Nucor will continue to pay his estate the monthly payments only through the end of the first twelve months following termination of his employment. Nucor’s obligation to make the monthly installment payments to him terminates if he dies twelve or more months following termination of his employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUCOR CORPORATION

Date: January 4, 2012	By:	/s/ James D. Frias
James D. Frias
Chief Financial Officer, Treasurer and Executive Vice President

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